Exhibit 99.1

Investor contacts:

Lisa Laukkanen

The Blueshirt Group for InterVideo

415-217-4967

lisa@blueshirtgroup.com

InterVideo Reports Results for Fourth Quarter and Fiscal Year 2005

Fremont, Calif., March 2, 2006 — InterVideo, Inc. (Nasdaq: IVII), a leading provider of DVD software, today reported financial results for the fourth quarter and fiscal year ended December 31, 2005. The reported results for the fourth quarter of 2005 reflect the combined financial results of InterVideo and Ulead Systems, Inc., in which InterVideo acquired a controlling equity interest on April 20, 2005.

For the fourth quarter of 2005, InterVideo reported revenue of $30.7 million compared to $20.4 million reported in the fourth quarter of 2004.

Net income for the fourth quarter of 2005 was $215,000, or $0.01 per diluted share, compared to net income of $3.8 million, or $0.25 per diluted share, reported in the fourth quarter of 2004.

On a non-GAAP basis, excluding acquisition related intangible amortization of $320,000, $1.7 million for currency exchange relating to InterVideo’s investment in Ulead, $650,000 for prior year VAT charges related to international sales and other charges totaling $446,000, net of minority interest and the overall tax effect on these excluded items, net income was $3.0 million, or $0.20 per diluted share.

Fourth quarter gross margins were 66% on a GAAP basis and 67% on a non-GAAP basis excluding the aforementioned amortization of intangible assets and other one-time charges.

Revenue from products, other than WinDVD, such as WinDVD Creator, InterVideo DVD Copy, InstantON and Ulead products such as Video Studio, DVD Factory and PhotoImpact, represented 59% of total revenue in the fourth quarter of 2005, as compared to 33% of total revenue in the fourth quarter of 2004.

The company closed the quarter with $75.2 million in cash, cash equivalents and short-term investments.

For the fiscal year ended December 31, 2005, revenue was $109.2 million, an increase of 47% over $74.5 million reported during the prior year. Net income for 2005 was $3.6 million, or $0.23 per diluted share, based on 15.3 million diluted shares as compared to net income of $8.8 million, or $0.58 per diluted share, based on 15.3 million diluted shares for 2004.

On a non-GAAP basis, excluding acquisition related intangibles amortization of $897,000, in-process research and development of $2.6 million, other acquisition related expenses of $1.2 million, charges including $1.7 million for currency exchange expense relating to InterVideo’s investment in Ulead, $550,000 for prior year VAT expenses related to international sales, $1.1 million in expenses related to permanent cost reductions at Ulead and other charges totaling $501,000, net of minority interest and the overall tax effect of these excluded items, net income was $11.0 million, or $0.72 per diluted share.

Gross Margins for 2005 were 63% on a GAAP basis and 65% on a non-GAAP basis excluding the aforementioned acquisition related charges and other charges as compared to 56% on a GAAP basis for 2004.

“The fourth quarter capped a strong year of accomplishments for InterVideo,” commented President and CEO, Steve Ro. “We made significant progress in diversifying our revenue beyond our flagship product WinDVD, and ended the year with 54% of revenue derived from other products such as InstantON, WinDVD Creator, Video Studio and DVD Factory. During the fourth quarter we demonstrated our strong capabilities to deliver solutions for video and audio processing on a wide range of platforms. We announced agreements to provide our technologies to leading manufacturers of smart phones, PDAs, automotive electronics and video game and entertainment systems.

Business Outlook

The following statements are based on current expectations and information available to us as of March 2, 2006; we do not undertake a duty to update them. Projected future results are inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

InterVideo estimates its revenue for the first quarter of 2006 to be in the range of $25 to $27 million. Excluding amortization of intangible assets of $320,000 and quarterly stock-based compensation expense which cannot be determined at this time, non-GAAP earnings are expected to be $0.00 to $0.01 per share. For the full year 2006, InterVideo estimates revenue in the range of approximately $125 million to $135 million. Excluding amortization of intangible assets of $1.3 million and stock-based compensation expense which cannot be determined at this time, non-GAAP earnings are expected to be $0.57 to $0.63 per share.

InterVideo will be required to adopt FAS 123R during the first quarter of fiscal 2006. This will have a significant impact on future reported results as the company continues to grant stock options and other stock based compensation awards to individuals. FAS 123R requires companies to estimate the value of stock options by using the Black Scholes or other option valuation techniques. These techniques require management to make certain assumptions regarding such matters as volatility, dividend yield rates, risk-free rates and expected option term.

Conference Call Details

The InterVideo Fourth Quarter teleconference and webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Thursday, March 2, 2006. To participate on the live call, analysts and investors should dial (800) 257-2101 at least ten minutes prior to the call. InterVideo will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site http://www.investor.intervideo.com. A telephonic replay of the conference call will also be available until 11:59 pm PT on Thursday, March 9, 2006 by dialing 800-405-2236 and entering the passcode: 11052259#.

Use of Non-GAAP Financial Information

In this press release, InterVideo provides certain adjustments to financial information calculated on the basis of GAAP as supplemental information relating to its results of operations. These non-GAAP financial measures include non-GAAP net income, diluted earnings per share and gross profit and margin figures, which exclude certain expense items associated with the acquisition of Ulead and other non-recurring charges. Management believes that this non-GAAP presentation allows investors to better understand the operating results of InterVideo for the quarter and year ended December 31, 2005 because this presentation excludes acquisition related and other non-recurring charges management considers meaningful and provides insight into how management evaluates operating results. Investors should note, however, that the non-GAAP financial measures used by InterVideo may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. InterVideo does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of the GAAP financial measures to non-GAAP financial measures is provided at the end of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the leading PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our estimated revenues and estimated earnings per share for the first quarter and full year of

2006. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to unanticipated developments or events concerning the financial condition, assets, operations, business or prospects of Ulead; higher legal costs associated with enforcement of our intellectual property rights; adverse effects on existing business relationships with suppliers and customers; unsuccessful efforts or delays in new products development; customers’ acceptance of new technology or product offerings; increased competition and pricing pressure; slower than anticipated growth in the markets for new products; problems integrating the operations, personnel, technologies or products of Ulead; problems maintaining internal and disclosure controls and procedures with a company with significant presence in Taiwan; conflicts of interest issues that might arise between InterVideo and Ulead as a majority-owned subsidiary; potential loss of key management, engineers and other employees; litigation or claims regarding alleged infringement of third parties’ intellectual property rights; the ability to maintain or expand our relationship with our retail and OEM customers; Microsoft incorporating software DVD playback technology in its future operating systems and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s quarterly reports on Form 10-Q for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the fourth quarter and fiscal year ended December 31, 2005 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo and WinDVD are registered trademarks of InterVideo, Inc. All other trademarks are the property of their respective holders.

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TABLES TO FOLLOW

INTERVIDEO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended December		Year ended December 31
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue	$30,717	$20,425	$109,229	$74,460

Cost of revenue	10,047	8,880	38,907	32,678

Amortization of intangible assets	320	50	980	200

Gross Profit	20,350	11,495	69,342	41,582

Operating Expenses :
Research and development	5,477	2,726	20,186	10,002
Sales and marketing	5,509	2,458	18,933	10,229
General and administrative	5,317	2,344	16,166	9,108
Acquired in-process research and development	—	—	2,574	—
Stock-based compensation	6	45	76	271

Total operating expenses	16,309	7,573	57,935	29,610

Income from operations	4,041	3,922	11,407	11,972

Other income (loss), net	(1,129)	265	(1,009)	910

Income before income taxes	2,912	4,187	10,398	12,882

Provision for income taxes	(2,462)	(404)	(7,099)	(4,056)

Minority interest	(235)	—	284	—

Net income	$215	$3,783	$3,583	$8,826

Net income per share :
Basic	$0.02	$0.28	$0.26	$0.66

Diluted	$0.01	$0.25	$0.23	$0.58

Number of shares used in net income per share calculation:
Basic	13,907	13,570	13,932	13,409

Diluted	15,040	15,307	15,313	15,337

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2005	December 31, 2004
	(unaudited)
Current assets :
Cash and cash equivalents	$31,169	$27,410
Short term investments	43,988	47,177
Accounts receivable (net of $746 and $215 allowance, respectively)	12,939	5,660
Deferred tax assets	1,034	256
Prepayments and other current assets	4,670	2,136
Held for sale assets	19,611	—
Inventory	1,800	444

Total current assets	115,211	83,083

Property and equipment, net	3,414	2,606
Goodwill	1,018	1,018
Other purchased intangible assets	7,130	83
Deferred tax assets	3,965	5,446
Other assets	3,507	9,539

Total assets	$134,245	$101,775

Current liabilities :
Accounts payable	$2,219	$1,098
Accrued liabilities	20,653	13,462
Deferred revenue	3,938	4,002

Total current liabilities	26,810	18,562

Long term Liabilities:
Other long term liabilities	871	—

Minority interest	19,832	—

Stockholders’ equity :
Common stock, $0.001 par value, 150,000 shares authorized, 13,850 and 13,661 shares issued and outstanding respectively	14	14
Additional paid-in capital	74,123	76,498
Notes receivable from stockholders	(456)	(830)
Deferred stock compensation	(2)	(95)
Accumulated other comprehensive income (loss)	2,965	1,121
Retained earnings	10,088	6,505

Total stockholder’s equity	86,732	83,213

Total liabilities and stockholders’ equity	$134,245	$101,775

INTERVIDEO, INC.

Reconciliation of Reported Operating Results to Non-GAAP Operating Results

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31, 2005	Twelve months ended December 31, 2005
Reconciliation from GAAP to Non-GAAP Gross Profit

GAAP Gross Profit	$20,350	$69,342
Adjustments:
Amortization of intangibles & other adjustments	403	1,260

Non-GAAP Gross Profit	$20,753	$70,602

Reconciliation from GAAP to Non-GAAP Net Income

GAAP Net Income	$215	$3,583
Adjustments:
Amortization of intangibles & others	403	980
In-process research & development	—	2,574
Merger related expense	—	1,238
Foreign currency loss	1,745	1,745
Permanent cost reductions of Ulead operations	225	1,084
VAT reserve for prior years	650	550
Other adjustments	138	418
Minority interest on non-GAAP adjustments	(81)	(552)
Tax Impact on non-GAAP adjustments	(257)	(626)

Non-GAAP Net Income	$3,038	$10,994

EPS (GAAP)	$0.01	$0.23

EPS (Non GAAP)	$0.20	$0.72

Shares Used	15,040	15,313